Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of December 15, 1998 by and between BANK OF THE COMMONWEALTH, a banking corporation organized under the laws of Virginia (the “Bank”), COMMONWEALTH BANKSHARES, INC., a Virginia corporation (the “Holding Company”) and SIMON HOUNSLOW (the “Executive”); the Bank being sometimes hereinafter referred to as the “Employer”.

WITNESSETH THAT:

WHEREAS, the Executive is rendering valuable services to the Employer and it is the desire of the Employer to have the benefit of the Executive’s loyalty, service and counsel; and

WHEREAS, the Executive wishes to continue in the employ of the Employer;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

1.	EMPLOYMENT: The Employer agrees to employ the Executive to perform services for the Employer and the Executive agrees to serve the Employer upon the terms and conditions herein provided. The Executive agrees to perform such managerial duties and responsibilities as shall be assigned to him by the Board of Directors of the Employer, which duties and responsibilities shall be of substantially the same character to those required by his assigned office and functions on the date of this Agreement. The Executive shall devote his time and attention on a full-time basis to the discharge of the duties undertaken by him hereunder.

(A)	TERM OF EMPLOYMENT. Term of Employment hereunder shall be from January 1, 1999 to and including the first to occur of (I) except as otherwise provided in Section 3 hereof, January 1, 2000 (ii) the Executive’s death, or (iii) except as provided in paragraph (d) of this Section 2, the Executive’s disability; provided further that this Agreement shall automatically be extended for an additional one year period on each January 1 unless prior to January 1, 2000 the Employer or the Employee shall give notice of non-renewal to the other.

(B)	COMPENSATION. During the term of employment hereunder, the Executive shall receive for his services a basic salary and incentive or bonus compensation in amounts determined by the Employer’s Board of Directors or an appropriate committee of the Employer in accordance with the salary administration program of the Employer as the same may from time to time be in effect, but in no event shall such base salary be less than the Executive’s base salary at the date hereof.

(C)	BENEFITS. The Executive shall be eligible for participation in any additional plans, programs or forms of compensation or benefits that the Employer’s Board of Directors might hereinafter provide to the class of employees that includes the Executive.

(D)	DISABILITY. In the event of physical or mental disability of the Executive by reason of which the Executive is unable to perform the duties of his employment hereunder, the Employer shall continue to pay or provide to the Executive the compensation and benefits provided under Paragraphs (b) and (c) of this Section 2 for the first six months of such disability. If, however, the disability continues beyond such six-month period, the employer may, at its election terminate the Executive’s employment under this Agreement, in which case the Executive shall receive any disability benefits payable under the Employer’s plans in effect at that time.

(E)	DEATH. In the event that the Executive’s death should occur during the term of this Agreement, this Agreement shall terminate. The Executive and his estate or beneficiaries, as the case may be, shall be entitled only to any and all retirement or death benefits payable under the Employer’s plans in effect at that time and no further compensation will be paid under this Agreement.

2.	TERMINATION:

(A)	TERMINATION BY THE EMPLOYER. Nothing herein contained shall prevent the Employer from terminating the services of the Executive at any time prior to the expiration of this Agreement.

(i)	If such termination is effective prior to the time “a change in control” (as defined in paragraph (b) of this Section 2 occurs with respect to either the Employer or the Holding Company, and prior to the time the Employer or the Holding Company enters into negotiations which result in such change of control, then unless the termination is “for good cause” as hereinafter defined, the Employer shall pay the Executive a termination allowance in 12 equal monthly payments commencing on the last day of the month in which the date of actual termination occurs, the total amount of which will equal the base salary plus director’s fees, if any, but not including any bonuses paid to the Executive by the Employer in the 12 months next preceding the Notice of Termination. Except as provided in this paragraph 2(a)(1), upon the termination herein described, the compensation and benefits of the Executive will cease as of the Date of Termination as defined in paragraph 2(d).

(ii)	Termination of employment “for good cause” means a dismissal of the Executive because of (I) the material failure of the Executive, after written notice, for reasons other than disability, to render services to the Employer as provided herein, (ii) the Executive’s gross or willful neglect of duty, or (iii) illegal or intentional acts by the Executive demonstrating bad faith toward the Employer. If the Employer shall terminate the Executive’s employment for good cause, the Executive shall be entitled only to receive his base salary in respect of services performed through the Date of Termination.

(B)	TERMINATION BY THE EXECUTIVE. The Executive shall be entitled to terminate his employment for good reason, in which event the Employer shall be obligated to pay the Executive and furnish him the benefits provided in Section 3 hereof. By way of illustration and not limitation, the following circumstances shall constitute “good reason” and shall be deemed to be a breach of this Agreement by the Employer:

(i)	The Executive is assigned any duties or responsibilities that are inconsistent with his positions, duties, responsibilities and status with Employer in effect at the date of this Agreement; or

(ii)	A change of control occurs with respect to either the Bank or the Holding Company:

For the purpose of this Agreement, the term “a change in control” shall mean (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who is, or who has entered into a definitive agreement with either the Holding company or the Bank to become, the beneficial owner, directly or indirectly, of securities of either the Holding Company or the Bank representing more than twenty-five percent (25%) of the combined voting power of the then outstanding securities of either the Holding Company or the Bank, (b) a change in the composition of a majority of the Board of Directors of either the Bank or the Holding Company occurs in any twelve (12) month period, or (c) the Holding Company ceases to be the owner of all of the Bank’s issued and outstanding shares except for director’s qualifying shares.

The right herein conferred upon the Executive to terminate his employment for good reason may be exercised by the Executive at any time during the term of this Agreement at his sole discretion and any failure by the Executive to exercise this right after he has “good reason” to do so shall not be deemed a waiver of the right.

In the event the Executive terminates his employment without “good reason” then he shall be entitled to no termination allowance and no severance allowance and no further compensation after the “Date of Termination” as defined in paragraph (d) of this Section 2.

(C)	NOTICE OF TERMINATION. Any termination of the Executive’s employment by the Employer or by the Executive shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination.

(D)	DATE OF TERMINATION. “Date of Termination” shall mean (I) if this Agreement is terminated by the Executive, the date on which the Notice of Termination is delivered, (ii) if this Agreement is terminated by the Employer because of the Executive’s disability, thirty days after the Notice of Termination is given, or (iii) if the Executive’s employment is terminated by the Employer for any reason, the date on which a Notice of Termination is given, unless within thirty days thereafter the Executive notifies the Employer that a dispute exists concerning the termination, in which case the Date of Termination shall be the date on which the dispute is finally determined, whether by mutual written agreement of the parties or by final judgement, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

3.	COMPENSATION UPON TERMINATION. Except as provided in paragraph 2(a)(1) above, if, without good cause, the Employer terminates the services of the Executive prior to the expiration of this Agreement or if the Executive terminates his employment for good reason, then:

(A)	ACCRUED BUT UNPAID COMPENSATION. The Employer shall pay the Executive’s full base salary through the date of actual termination at the rate then in effect and the amount, if any, of awards theretofore made which have not yet been paid.

(B)	SEVERANCE ALLOWANCE. The Employer shall pay the Executive a severance allowance in 60 equal monthly payments commencing on the last day of the month in which the date of actual termination occurs, the total amount of which will equal and will not exceed the present value of one times the Executive’s base salary amount minus $1.00 plus the present value of any other payment in the nature of compensation within the meaning of Section 280G(b)(2)(A)(ii) of the Internal Revenue Code of 1954, as amended (“Code”). For purposes of this paragraph 3(b), the following definitions shall apply.

(i)	Base Amount – The term “base amount” means the Executive’s annualized includible compensation for the base period.

(ii)	Annualized Includible compensation for the Base Period – The term “annualized includible compensation for the base period” means the average annual compensation paid by the Bank, which was includible in the gross income of the Executive for federal income tax purposes for the taxable years in the base period.

(iii)	Base Period – The term “Base Period” means the period consisting of the most recent five taxable years ending before the date on which termination occurs, except for termination as a result of the operation of Paragraph 3(b)(ii) above in which case the date of termination shall be deemed to be the date a change in control occurs as to either the Bank or the Holding Company.

(iv)	Present Value – Present value shall be determined in accordance with Section 1274(b)(2) of the code.

(C)	EMPLOYEE BENEFITS. The Employer shall maintain in full force and effect, for the Executive’s continued benefit until the earlier of six months subsequent to the Date of Termination or the date the Executive becomes a participant in similar plans, programs or arrangements provided by a subsequent employer, all life, accident, medical and dental insurance benefit plans and programs or arrangements in which the Executive has been entitled to participate immediately prior to the Date of Termination, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive’s participation in any such plan or program is barred, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive is entitled to receive under such plans and programs. At the end of the period of coverage, the Executive shall have the option to have assigned to him at no cost and with no appointment of prepaid premiums, any assignable insurance policy owned by the Employer or the Holding Company and relating specifically to the Executive.

(D)	NO DUTY TO MITIGATE. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

4.	MISCELLANEOUS:

(A)	WAIVER. A waiver by any party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such terms and conditions for the future or any subsequent breach thereof.

(B)	SEVERABILITY. If any provision of this Agreement, as applied to any circumstances, shall be adjusted by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the applicability of such provision to any other circumstances.

(C)	AMENDMENT. This Agreement may not be varied, altered, modified, changed, or in any way amended except by an instrument in writing, executed by the parties hereto or their legal representatives.

(D)	NON-ASSIGNABILITY. Neither the Executive nor his estate shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto, are expressly declared to be non-assignable and non-transferable.

(E)	BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Executive (and his personal representative), the Bank and any successor organizations which shall succeed to substantially all of the business and property of the Bank, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Bank or otherwise, including by operation of law.

(F)	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, whether statutory or decisional, applicable to agreements made and entirely to be performed within such state and provisions of federal law as may be applicable.

(G)	HOLDING COMPANY JOINDER. The Holding Company executes this Agreement to evidence its consent hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BANK OF THE COMMONWEALTH

By	/s/ John. H. Gayle
John H. Gayle
Executive Vice President & Secretary

COMMONWEALTH BANKSHARES, INC.

By	/s/ E. J. Woodard, Jr., CLBB
E. J. Woodard, Jr., CLBB
Chairman of the Board, President & CEO

By	/s/ Simon Hounslow
Simon Hounslow
Executive

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